SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549

                            FORM 8-K

                         CURRENT REPORT

             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934


   Date of Report (Date earliest event reported) July 23, 1999


Commission   Registrant, State of Incorporation,     I.R.S. Employer
File Number  Address and Telephone Number            Identification No.

1-11299      ENTERGY CORPORATION                     72-1229752
             (a Delaware corporation)
             639 Loyola Avenue
             New Orleans, Louisiana  70113
             Telephone (504) 529-5262


1-2703       ENTERGY GULF STATES, INC.               74-0662730
             (a Texas corporation)
             350 Pine Street
             Beaumont, Texas  77701
             Telephone (409) 838-6631




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Item 5.   Other Events

Entergy Corporation

       Reference is made to the Annual Report on Form 10-K for

Entergy Corporation ("Entergy") and Entergy Gulf States, Inc.

("Entergy Gulf States") for the year ended December 31, 1998, and the Quarterly Report on Form 10-Q of Entergy and Entergy Gulf

States for the quarter ended March 31, 1999, for a discussion of

Entergy Gulf States' rate proceedings filed in 1996 before the

Public Utility Commission of Texas ("PUCT").

     Entergy  Gulf States announced July 19, 1999 that  the  PUCT has ordered an additional $24 million refund in connection with a rate case that was filed in November 1996.  The additional refund results  from  a recalculation using the base rate revenues  from the  period  June 1, 1996 through the receipt of the  final  PUCT order  in  late 1998.  The method originally used in  the  refund calculation included in the PUCT's final order utilized the  test year  (12  months ended June 30, 1996) base rate  revenue  level.

The order previously issued by the PUCT included a rate refund of approximately $82 million after adjusting it to the  actual  date the refund obligation ended.

     Intervenors  in  the  rate proceedings  contended  that  the effect  of  increased sales should be taken into account  in  the refund  calculation.  To  resolve this issue,  Entergy  requested clarification from the PUCT on the issue of applying sales growth to  the  original refund amount and to the various offset amounts the  PUCT  made to the refund, since the original order  was  not clear  on this point.  On Thursday, July 15, 1999, the PUCT ruled that sales growth should be applied to the original refund amount but not to the various offset amounts.

     The  one-time charge, which will be recorded in  the  second quarter  of  1999,  will negatively impact Entergy  Corporation's earnings per share by approximately $.06 and will reduce  Entergy

Gulf  States'  earnings by approximately $14.3  million.  Entergy

Gulf  States customers are likely to see the effect of the refund in August and September bills.

                            SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act
1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.


                              ENTERGY CORPORATION
                              ENTERGY GULF STATES, INC.



                              By:       /s/ Steven C. McNeal
                                   Steven C. McNeal
                                   Vice President and Treasurer

Dated:  July 23, 1999